Exhibit 99.1

601 Poydras St., Suite 2400
New Orleans, LA 70130
NYSE: SPN
(504) 587-7374
Fax: (504) 362-1818

FOR FURTHER INFORMATION CONTACT:
David Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Announces $400 Million Senior Note Offering
New Orleans, LA — April 20, 2011 — Superior Energy Services, Inc. (NYSE: SPN) announced today that SESI, L.L.C. (“SESI”), a direct, wholly-owned subsidiary of the Company, is proposing to offer in a private placement $400.0 million in aggregate principal amount of senior unsecured notes due 2019 (the “Notes”). The Notes being offered by SESI have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.
     SESI intends to use the net proceeds of the offering, together with available cash, to redeem, on or about December 15, 2011, all of SESI’s outstanding senior exchangeable notes due 2026. In the interim, a portion of the net proceeds of the offering will be used to pay down all of SESI’s borrowings under its revolving senior credit facility. The remaining net proceeds will be invested in one or more funds that invest solely in U.S. government backed securities until the exchangeable notes are redeemed.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.
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